Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-259692 and No. 333-269182) and S-8 (No. 333-264505, No. 333-268809 and No. 333-277849) of our report dated September 25, 2025, relating to the consolidated financial statements of Ridgeline International Limited as of March 31, 2024 and for the year ended March 31, 2024, which appears in the Form 6-K of Ridgetech, Inc. dated December 4, 2025.

/s/ YCM CPA, Inc.

Irvine, California

December 4, 2025